Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on this 26th day of August, 2020 (“Effective Date”) by and between Philip L. Rose, Ph.D., whose legal address is 6106 Fresno Lane, East Lansing, MI 48823 (“Consultant”) and XG Sciences, Inc., a Michigan corporation (“XGS” or the “Company”) with its principal office located at 3101 Grand Oak Drive, Lansing, MI 48911.

RECITALS:

WHEREAS, Consultant resigned as the Chief Executive Officer of the Company on August 26, 2020, and the Company wishes to engage the Consultant for certain consulting services on a part-time basis pursuant to the terms of this Agreement in order to ensure continuity of its busines operations; and

WHEREAS, Consultant wishes to provide such consulting services to XGS;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.            Services. During the Term, Consultant will provide those consulting services described on Exhibit A to this Agreement (“Services”).

2.           Compensation and Expenses. In consideration for the Services rendered by the Consultant to XGS throughout the Term, the Company shall compensate Consultant in accordance with the terms on Exhibit B.

3.            Term of Engagement. This Agreement shall be effective for a period beginning on the Effective Date of this Agreement and expiring four years thereafter (the “Term”), subject to the right of XGS and/or Consultant to terminate this Agreement pursuant to paragraph 5 hereof at any time.

4.            Confidentiality, Non-Compete & Non-Solicitation Agreement. The parties previously entered into that certain Confidentiality, Non-Compete & Non-Solicitation Agreement, dated December 16, 2013 attached hereto as Exhibit C (the “Confidentiality Agreement”). Such Confidentiality Agreement is hereby incorporated into an made a part of this Agreement, and Consultant agrees to remain bound by the terms thereof. Consultant agrees that if this Agreement is still in effect at such time as the Restrictive Period defined in Section 8 of the Confidentiality Agreement lapses, then such Restrictive Period shall automatically be deemed to have been extended for an additional two (2) years from the last date on which such Restrictive Period would otherwise have been in effect.

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5.            Termination. XGS and Consultant shall each have the right to terminate this Agreement at any time, for any reason, by giving written notice to the other party at least ten (10) days prior to the effective date of termination ("Termination" or “Termination Date”). For purposes of this Agreement, the Company shall have the right to terminate this Agreement for “Cause” if (i) Consultant fails substantially in the performance and/or discharge of his Services for any reason other than the Consultant’s death or disability, (ii) Consultant engages in any act or failure to act that is or is reasonably likely to be materially harmful to the reputation of the Company, (iii) Consultant engages in an action or course of conduct that (A) relates to the Company or its subsidiaries and constitutes deceit, fraud, embezzlement or theft or (B) constitutes a felony or any crime of moral turpitude or (C) is grossly negligent, (iv) any sanction, suspension or censure of Consultant by, or action or omission of the Consultant that could provide the basis for sanction, suspension or censure of the Consultant by, any federal, state or local governmental, regulatory or administrative body having jurisdiction over the Company or its business, (v) Consultant breaches any provision of (A) this Agreement, (B) the Confidentiality Agreement, (C) that certain Separation Agreement, dated August 26, 2020, between the parties (the “Separation Agreement”), or (D) engages in conflict of interest activities with the Company or is employed by, consulting with and/or otherwise affiliated with a competitor of Company, or (vi) engages in any act or fails to act in a manner that would constitute “cause” under applicable law. Upon any Termination by the Company within the first ninety (90) days from the Effective Date, a Termination for Cause by the Company after ninety (90) days from the Effective Date, or any early Termination by Consultant during the Term hereof, any stock option agreements referenced in Exhibit B hereof shall be automatically deemed to expire ninety (90) days after the date of such Termination. For the avoidance of doubt, upon any Termination without “Cause” by the Company after ninety (90) days from the Effective Date, there will be no change to the expiration date of any of the option agreements referenced in Exhibit B.

Upon Termination, Consultant agrees to cease all activities on behalf of XGS; provided, however Consultant agrees to answer any reasonable follow-up inquiries from the Company regarding any pending matters at the Termination Date. Notwithstanding the foregoing, the Parties agree that this Agreement will terminate at the end of the Term, unless the parties agree in writing to renew this Agreement.

6.            Return of Property. Upon the Termination of this Agreement, regardless of why the Agreement terminates, Consultant shall return to XGS and/or certify in writing that Consultant has deleted from all of Consultant’s computer and related storage systems, all property owned by XGS and all Confidential Information (as defined in the Confidentiality Agreement) of XGS in whatever form it exists, including all copies thereof.

7.           Miscellaneous.

a)          Entire Agreement and Modification. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

b)          Severability and “Blue Line”. The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected. If a court of competent jurisdiction determines that any of the restrictions against disclosure of Confidential Information, and/or solicitation contained in this Agreement are invalid in whole or in part due to over breadth, whether geographically, temporally, or otherwise, such court is specifically authorized and requested to reform such provision by modifying it to the smallest extent necessary to render it valid and enforceable, and to enforce the provision as modified.

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c)           No Construction Against Drafting Party. This Agreement is the joint product of XGS and Consultant and each provision hereof has been subject to the mutual consultation, negotiation and agreement of XGS and Consultant and shall not be construed for or against either party hereto and shall not be construed against the party that may have drafted the provision, term, or Agreement. Both parties have had the opportunity to seek and obtain advice from legal counsel of their own choosing.

d)           Governing Law and Venue. This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Michigan, without reference to provisions that refer a matter to the law of any other jurisdiction. The parties agree that courts of competent jurisdiction in Ingham County, Michigan and the United States District Court for the Western District of Michigan shall have concurrent jurisdiction for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement. Consultant waives personal service of any and all process upon Consultant and consents that all such service of process may be made by certified or registered mail directed to Consultant at the address stated in the preamble of this Agreement, with service so made deemed to be completed upon actual receipt thereof. Consultant waives any objection to jurisdiction and venue of any action instituted against Consultant as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. Consultant further agrees that any action arising out of this Agreement or the relationship between the parties established herein shall be brought only in courts of competent jurisdiction in Ingham County, Michigan or the United States District Court for the Western District of Michigan. Consultant’s liability for services provided hereunder shall be limited to the amounts paid, or in the case of non-monetary compensation, the value of such non-monetary compensation issued, by XGS to Consultant for such services except for any breaches by the Consultant of the Confidentiality Agreement.

e)           Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or nationally recognized express delivery service, as follows:

(i)	If to XGS, at the address listed in the preamble to this Agreement or its then primary executive offices to the attention of the Chief Financial Officer;

(ii)	If to the Consultant, at the address listed as the Consultant’s primary legal residence which is listed in the preamble to this Agreement. Should this address change, Consultant agrees to promptly notify XGS of such change.

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

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f)            SEC Disclosure. Consultant understands and acknowledges that if this Agreement is deemed to be a material agreement of XGS, it may need to be filed with the Securities and Exchange Commission or provided to a regulatory body in conjunction with any audits or investigations of XGS’ activities and expressly gives permission to provide this Agreement as needed in such instances.

g)           Independent Parties. The parties agree that the Consultant is acting as an independent contractor under current Internal Revenue Service guidelines in the provision of services under this Agreement and that the Consultant shall be solely responsible for paying all taxes due on any compensation hereunder. The Consultant understands and acknowledges that all compensation hereunder is taxable to the Consultant and XGS has an affirmative obligation to report such amounts of compensation on Form 1099 to the Internal Revenue Service each year. consultant agrees to provide his social security or tax identification number upon request therefor.

Publicity. None of the parties hereto shall use the name of any other party hereto for promotional purposes without the prior written consent of the party whose name is proposed to be used, nor shall any party disclose the existence or substance of this Agreement except as may be required by law.

i)            Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement or its rights and obligations hereunder without the prior written consent of the other party.

j)            Attorney’s Fees. In the event of any dispute arising under the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, in addition to such other relief as may be awarded by a court or arbitrator.

k)           Captions. Captions of the sections of this Agreement are for reference purposes only and do not constitute terms or conditions hereof. The parties acknowledge they have thoroughly reviewed this Agreement and mutually agree upon its terms and conditions. The provisions of this Agreement allocate the risks between the parties. The terms and conditions included herein reflect this allocation of risk, and each provision herein is part of the bargained-for consideration of this Agreement.

l)            Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a continuing waiver or a waiver of any subsequent breach of either the same or any other provision of this Agreement. This Agreement is intended solely for the mutual benefit of the parties hereto and there is no intention, expressed or otherwise, to create any rights or interests for any other party or person other than the parties.

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m)          Counterparts and Electronic Signatures. This Agreement may be signed in counterparts, and by DocuSign, fax or by Adobe Acrobat PDF file, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Both parties expressly stipulate that, to the extent permitted by law, any documents contemplated pursuant to this Agreement may be executed and become effective by affixing either an electronic or handwritten signature in the appropriate location and transmitting such document to the other party using traditional, electronic, or facsimile methods of transmission. Any such electronic or facsimile transmitted signature will be deemed and carry the legal significance of an original signature.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

XG SCIENCES, INC.:		CONSULTANT:

By:	/s/ Steven C. Jones	By:	/s/ Philip L. Rose
Name:	Steven C. Jones	Name:	Philip L. Rose
Title:	Authorized Representative

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EXHIBIT A

Description of Services: Upon the reasonable request by any officer of XGS, Consultant shall provide timely assistance with respect to any reasonable inquiries regarding:

a)	existing or potential customers of XGS; or

b)	existing or planned products of XGS; or

c)	technical product performance; or

d)	manufacturing plant operations and/or expansions; or

e)	existing or planned contracts with third parties; or

f)	strategic initiatives of the Company; or

g)	such other matters as may be reaonable requested by XGS.

Nothwithstanding the foregoing, Company agrees that Consultants assistance in the above matters will be in an advisory and review capacity only, and that other than providing previously prepared Work Product (as defined in the Confidentiality Agreement) that may still be in Consultant’s possession, Consultant will not have to prepare any new Work Product as part of the Services under this Agreement.

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EXHIBIT B

Compensation:

1.    Compensation. So long as this Agreement has not been terminated prior to the date which is eighty five (85) days from the Effective Date, XGS agrees that as compensation for the Services rendered by Consultant, it will amend, on or before the date which is ninety (90) days from the Effective Date, the following Stock Option Agreements:

a)	Stock Option Award Agreement, dated July 24, 2017, for 330,000 stock options
b)	Stock Option Award Agreement, dated April 1, 2020, for 29,000 stock options.

to make the following modifications:

i.)	The Type of Grant box will be update to reflect all of such options are “Non-Qualified”
ii.)	The number of stock options under each such Stock Option Award Agreement will be amended to equal the vested portion of such stock options as of the date of this Consulting Agreement as follows:
a.	For the Award Agreement, dated July 24, 2017 – 290,416 options
b.	For the Award Agreement, dated April 1, 2020 – 9,667 options
iii.)	Section 2 of each Award Agreement will be amended to reflect that all of the amended shares are vested.
iv.)	Section 6(b) will be amended and restated as follows:

“(b)         Expiration. Except as otherwise provided in Section 29 of the Plan in the event of a merger or sale under certain circumstances, or as provided in Section 8 of this Agreement, the term of your Stock Option expires upon the earliest of the following or upon the breach by you of any of the restrictive covenants set forth in that certain Confidentiality, Non-Solicitation, and Non-Compete Agreement, dated December 16, 2013 between you and the Company (the “Non-Compete Agreement”):

(i)         immediately upon the Company’s termination of that certain Consulting Agreement, dated August 26, 2020, between you and the Company (the “Consulting Agreement”), for “Cause” (as such term is defined in Consulting Agreement) or upon the breach by you of the Non-Compete Agreement;

(ii)         Ninety (90) days after you terminate the Consulting Agreement for any reason other than death or Disability, provided that if during any part of such ninety (90) day period your Stock Option is not exercisable solely because of the condition set forth in Section 7 below relating to “Securities Law Compliance”, your Stock Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after the termination of the Consulting Agreement;

(iii)         12 months after the termination of your service with the Company due to your death or disability; or

(iv)         the Expiration Date.”

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2.       Expenses. In addition to any compensation payable hereunder, XGS shall also reimburse Consultant for all expenses reasonably incurred by Consultant in connection with the Services performed on behalf of XGS under this Agreement including, but not limited to, airfare, hotel, food, and a standard mileage allowance for travel on XGS business using a personally owned vehicle pursuant to IRS guidelines (all of the foregoing, collectively “Business Expenses”), upon providing the original receipts and an expense report for such expenses in accordance with XGS’ expense reimbursement policy then in effect. Consultant agrees to abide by and follow XGS travel and expense policy when incurring any expenses in performing the Services under this Agreement.

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EXHIBIT C

Confidentiality, Non-Solicitation and Non-Compete Agreement, dated Decmeber 16, 2013

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